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                                  EXHIBIT 99.2

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT


CONTACT:          Xavier Hermosillo, Corporate Communications and
                  Investor Relations (310-832-2999)


                           METAL MANAGEMENT ANNOUNCES
                  COMPLETION OF ACQUISITION OF KANKAKEE SCRAP

Chicago, IL - Dec. 19, 1997 - Metal Management, Inc. (Nasdaq: MTLM) ("Metal Management") today announced that it has completed its purchase of the stock of Kankakee Scrap Corp. ("Kankakee Scrap") of Kankakee, Illinois, for a combination of cash and Metal Management common stock. Metal Management valued the transaction at approximately $4.5 million.
     Founded 30 years ago by Ronald I. Romano, Sr., Kankakee Scrap is a ferrous and non-ferrous metal recycling operation. The Romano family will continue to manage and operate the Kankakee Scrap facilities under long-term employment agreements with Kankakee Scrap.
     Ronald I. Romano, Sr., President and Chief Executive Officer of Kankakee Scrap Corp., said "The Romano family is extremely proud to become part of the Metal Management team. I have long been convinced that the consolidation of our industry was what the future would hold. As soon as I met the very professional team of Gerry and Vin Jacobs and Ben Jennings, I knew they were the people to lead the way. We feel that the future for Kankakee Scrap, through our association with Metal Management, will be very bright."
     Frank J. Cozzi, President of Cozzi Iron & Metal, Inc., said "This acquisition broadens our service capabilities in the Kankakee and Joliet markets. We look forward to working with the Romano family, which has many years of experience in scrap metal recycling and a lot of integrity."
     Vincent Jacobs, of Corporate Development at Metal Management, added
"The Romano family and the Kankakee Scrap organization clearly represent the high level of integrity and successful performance that Metal Management seeks in its new acquisitions. Kankakee Scrap clearly bolsters Cozzi Iron & Metal's presence southwest of Chicago, and is eagerly welcomed into the Metal Management family of companies."
     Metal Management, Inc., headquartered in Chicago, is a rapidly-growing consolidator of the scrap metal recycling industry, building a quality company through strategic integration and internal growth.
     The Metal Management group of companies includes Cozzi Iron & Metal, Inc. of Chicago, one of the largest scrap metal operations in the U.S., Proler Southwest, Inc. of Houston, Texas, a leading recycler of industrial ferrous scrap on the Houston Ship Channel, the Isaac Group of Companies of Toledo, one of the world's largest briquetting operations, Reserve Iron & Metal L.P. of Cleveland and Chicago, a major ferrous metal-breaking operation, the MacLeod Group of Companies in Los Angeles, a major wire chopper and processor, HouTex Metals Company, a significant supplier of ferrous metals to minimills, which is located on the Houston Ship Channel, EMCO Recycling of Phoenix, one of the largest scrap metal recyclers in Arizona, and Kankakee

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Scrap Corp of Kankakee, Illinois.
     Metal Management currently has several acquisitions pending. The Company has signed a definitive agreement to acquire Houston Compressed Steel Corp. of Houston, as well as binding letters of intent or letters of intent to acquire Superior Forge, Inc. of Huntington Beach, California, Salt River Recycling, L.L.C. of Phoenix, Arizona, Goldin Industries of Gulfport, Mississippi, PerlCo, L.L.C. of Memphis, Tennessee, Aerospace Metals, Inc. of Hartford, Connecticut, the Yonack and Gold Metal Group of Companies in Dallas, with scrap metal operations throughout Texas and in Arkansas, and also Chicago-area scrap metal recyclers Accurate Iron & Metal Co., 138 Scrap Inc., and Katrick Inc.
     All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of the Company's industry consolidation strategy. As discussed in the Company's annual report for the period ended March 31, 1997, its quarterly reports for the periods ended June 30, 1997 and September 30, 1997, and its proxy statement dated November 20, 1997, some of the factors which could affect the Company's performance include, among other things: possible inability to replace short term financing with longer term capital commitments, possible inability to obtain capital through debt and/or equity placements sufficient to fund cash requirements under acquisition and merger agreements, risk of expansion strategy, cyclicality of operating results, price fluctuations, existing and future debt of the Company, competition in the scrap metal industry, immediate and future capital requirements, substantial leverage, reliance on management and principal stockholders, and environmental matters.